Exhibit 10.1

LOAN AGREEMENT

      LOAN AGREEMENT ( the "Agreement") dated as of this 22nd of March, 2005 by and among PENNICHUCK CORPORATION, a New Hampshire corporation with a principal place of business at 25 Manchester Street, Merrimack, New Hampshire 03054 (the "Borrower") and FLEET NATIONAL BANK, a Bank of America company and a national bank organized under the laws of the United States with a place of business at 1155 Elm Street, Manchester, New Hampshire 03101 (the "Bank").

W I T N E S S E T H :

WHEREAS, the Borrower has requested and the Bank has agreed to make a certain new loan to the Borrower; and

WHEREAS, the parties wish to set forth in writing the terms and conditions upon which the Bank will make, and the Borrower is willing to take the aforesaid new loan; and

      NOW, THEREFORE, in consideration of the foregoing, the receipt and adequacy of which is hereby acknowledged, and the mutual covenants and agreements herein contained, the parties covenant, stipulate and agree as follows:

ARTICLE I. DESCRIPTION OF LOAN Subject to and upon the following terms and conditions, the Bank agrees to make a certain revolving line of credit loan up to the maximum principal amount of Sixteen Million Dollars ($16,000,000) to the Borrower (the "Loan" or the "Line of Credit").

ARTICLE II. THE LINE OF CREDIT The Bank agrees to make, and Borrower agrees to take, the Line of Credit subject to and upon the following terms and conditions:

      2.1  Borrower. The Borrower under the Line of Credit shall be PENNICHUCK CORPORATION and the Borrower shall sign a certain promissory note (the "Line of Credit Note" or the "Note") evidencing its obligation to pay and perform the Line of Credit.

      2.2  Amount. Under the Line of Credit, the Bank agrees to loan the Borrower an amount up to Sixteen Million Dollars ($16,000,000); provided, however, the availability under the Line of Credit for direct borrowings shall be reduced by the aggregate face amount of all outstanding letters of credit issued by the Bank or any affiliate thereof on the account of the Borrower. At no time shall any such letters of credit have expiration dates beyond the maturity date of the Line of Credit.

      2.3  Use of Proceeds. The proceeds of the Line of Credit shall be used by the Borrower to refinance existing indebtedness owed by the Borrower to the Bank and for working capital and general corporate purposes, including, but not limited to, direct borrowings and letters of credit.

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      2.4  Interest Rate. Sums advanced under the Line of Credit shall bear interest, at the Borrower's option (subject to the terms and conditions set forth in Article III hereof), at (a) the variable per annum rate equal to the Prime Rate (as hereinafter defined) plus the Prime Applicable Margin (as hereinafter defined), or (b) the per annum rate equal to the one (1), two (2), three (3) or six (6) month LIBOR (as hereinafter defined) plus the LIBOR Applicable Margin (as hereinafter defined). The Borrower may have LIBOR Loans (as hereinafter defined) and Prime Loans (as hereinafter defined) outstanding at the same time under the Line of Credit subject to the terms and conditions of Article III hereof. Interest shall be calculated and charged on the basis of actual days elapsed over a banking year of three hundred sixty (360) days. Notwithstanding the foregoing, at any time prior to maturity of the Line of Credit, the Borrower shall have the option to "swap" the above mentioned LIBOR based interest rate on the Line of Credit pursuant to an interest rate swap agreement (in the form of an International Swap Dealers Association Master Agreement and Confirmation Agreement between the Borrower and the Bank (or any affiliate thereof), both of which agreements are hereinafter referred to collectively as a "Swap Agreement") for a fixed rate of interest and term acceptable to the Bank.

      2.5  Repayment. The Line of Credit shall mature on December 31, 2007. Until maturity, the Borrower shall make payments of interest only to the Bank in arrears (a) on a monthly basis for Prime Loans (as hereinafter defined), with the first such payment being made on that date thirty (30) days from the date hereof, and (b) on the last day of the applicable Interest Period (as hereinafter defined) for LIBOR Loans (as hereinafter defined); provided, however, said payments of interest for any LIBOR Loan shall be no less frequently than every three (3) months. All payments shall be in lawful money of the United States in immediately available funds.

      2.6  Guaranty. The payment and performance of the Line of Credit by the Borrower shall be unconditionally guaranteed by Pennichuck Water Works, Inc. (hereinafter referred to as "PWW" or the "Guarantor" ) on an unlimited basis pursuant to and subject to the terms and conditions of a certain Guaranty Agreement dated as of even date herewith from the Guarantor to the Bank (the "Guaranty").

2.7 Security. Borrower's payment and performance of the Line of Credit shall be unsecured.

2.8 Fees and Expenses. In connection with the Line of Credit, the Borrower agrees to pay the Bank the following fees:

      (a)   an unused facility fee equal to the Unused Fee per annum, as determined in accordance with the table set forth in Section 3.2 hereof, on the average daily principal amount of the unused portion of the Line of Credit to be calculated and paid in arrears at the end of each calendar quarter (March 31, June 30, September 30 and December 31); and

(b) the Commitment Fee in the amount of Thirty Two Thousand Dollars ($32,000) at or before closing.

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      2.9  Cross Default. The Borrower's obligations to the Bank with respect to the Line of Credit shall be and hereby are cross defaulted with all loans or obligations, now existing or hereafter arising, of the Borrower or the Guarantor owed to the Bank, or any affiliate of the Bank, as the same may have been and may hereafter be modified, amended or restated, and any now existing or hereafter arising foreign exchange contracts, interest rate swap, cap, floor or hedging agreement, and all obligations of the Borrower or the Guarantor arising out of or in connection with any Automated Clearing House ("ACH") agreements related to the processing of any ACH transactions.

ARTICLE III. LIBOR AND OTHER APPLICABLE PAYMENT AND INTEREST RATE PROVISIONS AND DEFINITIONS.

3.1 Definitions.

      (a)   The term "LIBOR" shall mean, as applicable to any LIBOR Loan, the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars, for a period of time comparable to such LIBOR Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) London Banking Days preceding the first day of such LIBOR Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Loan as selected by Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two London Banking Days preceding the first day of such LIBOR Loan. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve Systems shall impose a Reserve Percentage with respect to LIBOR deposits of Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. "Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D. Banking Day shall mean with respect to any city, any day on which commercial banks are open for business in that city.

(b) The term "LIBOR Loan" shall mean any Loan bearing interest calculated by reference to LIBOR.

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      (c)   The term "Prime Rate" means the variable per annum rate of interest so designated by Fleet National Bank (and its successors or assigns) as its Prime Rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Each time the Prime Rate changes, the interest rate on a Prime Loan shall immediately change without notice or demand of any kind.

(d) The term "Prime Loan" shall mean any Loan bearing interest calculated by reference to the Prime Rate.

      (e)   The term "Interest Period" shall mean with respect to any LIBOR Loan under any Loan, a period of one (1), two (2), three (3) or six (6) months, subject to availability; provided, however, no Interest Period shall ever extend beyond the maturity date for the applicable Loan.

      3.2  Determination of Margins and Unused Fee Rate. Prior to the receipt of the quarterly compliance certificate to be delivered for the quarter ending March 31, 2005, the Prime Applicable Margin and the LIBOR Applicable Margin referenced in Section 2.4 and the Unused Fee referenced in Section 2.8(a) shall be as follows:

(a) The Prime Applicable Margin for the Line of Credit shall be zero percent (0%);

(b) The LIBOR Applicable Margin for the Line of Credit shall be one and one quarter percent (1.25%); and

(c) The Unused Fee shall be one quarter percent (.25%).

      Thereafter, each of the foregoing Prime Applicable Margin, LIBOR Applicable Margin and the Unused Fee shall be determined in accordance with the following table (with adjustments based on the Borrower's Basic Fixed Charge Coverage Ratio [calculated as set forth below]) commencing after receipt of the Borrower's quarterly compliance certificate:

Tier	Basic Fixed Charge Coverage Ratio	Prime Applicable Margin: Line of Credit	LIBOR Applicable Margin: All Loans	Unused Fees

I	> 3.25 to 1.0	0%	1.00%	0.125%

II	> 1.75 to 1.0 but
	< or = 3.25 to 1.0	0%	1.25%	0.250%

III	< or = 1.75 to 1.0	0%	1.50%	0.375%

      For purposes of this Section 3.2, the Borrower's Basic Fixed Charge Coverage Ratio shall be tested as of the end of each fiscal quarter of the Borrower as more fully set forth in Section 5.18(a) hereof. Basic Fixed Charge Coverage Ratio shall have the meaning set forth in and be calculated in accordance with Section 5.18(a) hereof; provided, however, that for purposes of calculating the Basic Fixed Charge Coverage Ratio for pricing under this Section 3.2, eminent

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domain related expenses [identified as "taking and other expenses" on its financial statements] will not be deemed an extraordinary expense in the Basic Fixed Charge Coverage Ratio calculation.

      Upon delivery of the quarterly compliance certificate pursuant to Section 5.3 hereof, the Unused Fee and applicable margins shall automatically be adjusted to the fee or rate, as applicable, to the corresponding Basic Fixed Charge Coverage Ratio set forth in the table above, such automatic adjustment to take effect as of the first day of the month following the Bank's receipt of said compliance certificate.

3.3 Additional LIBOR Loan Provisions.

      (a)   Notwithstanding the foregoing, if as a result of any change in any foreign or United States law or regulation (or change in the interpretation thereof) it is determined by Bank that it is unlawful to maintain a LIBOR Loan, or if any central bank or governmental authority (foreign or domestic) shall assert that it is unlawful to maintain a LIBOR Loan, then such LIBOR Loan shall terminate and the Borrower shall have no further right hereunder to elect or maintain a LIBOR Loan. If the Bank determines that by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for determining the LIBOR in the relevant amount and for the relevant maturity are not available to the Bank in the London interbank market, with respect to a proposed LIBOR Loan, the Bank shall give the Borrower prompt notice of such determination. Until such notice has been withdrawn, the Bank shall have no obligation to make any LIBOR Loan, or maintain outstanding LIBOR Loans and the Bank may substitute its Prime Rate or other comparable interest rate for the LIBOR.

      (b)   If, due to any one or more of: (i) the introduction of any applicable law or regulation or any change in the interpretation or application by any authority charged with the interpretation or application thereof of any law or regulation; or (ii) the compliance with any guideline or request from any governmental central bank or other governmental authority (whether or not having the force of law), there shall be an increase in the cost to the Bank of agreeing to make or making, funding or maintaining LIBOR Loans with respect to all or any portion of the LIBOR Loans, or any corporation controlling the Bank, on account thereof, then the Borrower from time to time shall, upon written demand by the Bank, pay the Bank additional amounts sufficient to indemnify the Bank against the increased cost. A certificate as to the amount of the increased cost and the reason therefor submitted to the Borrowers by the Bank in the absence of manifest error, shall be conclusive and binding for all purposes.

      (c)   The election by the Borrower of LIBOR Loans under the Line of Credit shall each be in the minimum amount of Five Hundred Thousand Dollars ($500,000) and there shall be no more than four (4) LIBOR Loans outstanding at any one time. Any Interest Period chosen by the Borrower will be so structured that the principal amount to be repaid at maturity under such Loan shall either be a Prime Loan, or a LIBOR Loan with an Interest Period which terminates on a day that such principal payment is to be made. At the expiration of each Interest Period, any part of the principal amount of the Line of Credit bearing interest as a LIBOR Loan as to which the Borrower fails to make a Fixed Rate Request as set forth in Section 3.3(d) below, no notice of renewal has been received as provided below, shall automatically convert to a Prime Loan.

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(d) In order for the Borrower to select LIBOR Loans (and the applicable Interest Period), the following conditions must be met:

(i)

The Bank shall have received a written notice (the "Fixed Rate Request") from the Borrower at least two (2) Business Days prior to the first day of any Interest Period requested, such notice to specify that it is for a LIBOR Loan and the first day and length of the Interest Period (a "Fixed Rate Period"), the dollar amount of the portion of the Loan as to which the Fixed Rate Request shall apply and as to which Loan the Fixed Rate Request shall apply; and

(ii) The Bank shall not have determined in good faith that it is unable to determine the LIBOR in respect of the requested Fixed Rate Period.

3.4 Prepayment. (a) The Borrower may prepay a Prime Loan at any time and from time to time without the payment of any penalty.

      (b)   The Borrower may prepay a LIBOR Loan only upon at least three (3) Business Days prior written notice to the Bank (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the Interest Period for such LIBOR Loan. The Borrower shall pay to the Bank, upon request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan; (ii) any failure by the Borrower to borrow a LIBOR Loan on the date specified by Borrower's written notice; (iii) any failure by the Borrower to pay a LIBOR Loan on the date for payment specified in the Borrower's written notice. Without limiting the foregoing, such loss, cost or expense shall include (but not be limited to) and the Borrower shall pay to the Bank a "yield maintenance fee" in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the applicable Interest Period as to which the prepayment is made, shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Interest Period as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment of the LIBOR Loan. If by reason of an Event of Default the Bank elects to declare such Loan to be immediately due and payable, then any yield maintenance fee with respect to such Loan shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment. If the interest rate under any Loan is swapped pursuant to a Swap Agreement, the Swap Agreement sets forth additional restrictions, limitations, and penalties associated with prepayment under said Loan.

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3.5 Payments.

      (a)   All payments required under this Agreement, the Note or any other Loan Documents (as hereinafter defined) shall be made by the Borrower to the Bank at 1155 Elm Street, Manchester, New Hampshire or such other place as the Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim, or setoff and free and clear of, and without any deduction or withholding for any taxes or other payments.

      (b)   The Following Business Day Convention shall be used to adjust any relevant date if that date would otherwise fall on a day that is not a Business Day. For the purposes herein, the term Following Business Day Convention shall mean that an adjustment will be made if any relevant date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day. "Business Day" means, in respect of any date that is specified in this Loan Agreement or any Loan Document to be subject to adjustment in accordance with the Following Business Day Convention, a day on which commercial banks settle payments in (i) London, if the payment obligation is calculated by reference to LIBOR, or (ii) New York, if payment obligation is calculated by reference to Prime Rate. All payments or under any Loan Documents hereunder shall be adjusted in accordance with the Following Business Day Convention.

      (c)   All payments under the Loan Documents shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after default with regard to any Loan, payments will be applied to the obligations of the Borrowers to Bank pursuant to the Loan Documents as Bank determines in its sole discretion.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BORROWER AND GUARANTOR To induce the Bank to enter into this Agreement and to make the Loan, the Borrower and the Guarantor warrant and represent to the Bank that:

      4.1  Legal Existence. The Borrower and the Guarantor is a corporation duly organized and validly existing under the laws of the State of New Hampshire with the power to own its property and to carry on its business as it is now being conducted. In addition, the Borrower and the Guarantor is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

      4.2  Authority of Borrower. The Borrower has full power and authority to enter into this Agreement and to borrow hereunder, to execute and deliver this Agreement, and any other documents the purpose of which are to evidence or secure the Loan (the foregoing, including, without limitation, this Agreement and all other documents the purpose of which are to evidence and secure the Loan, being hereinafter sometimes collectively referred to as the "Loan Documents" and the security described therein, if any, sometimes hereinafter collectively referred to as the "Collateral") and to incur the obligations provided for herein and in the Loan

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Documents, all of which have been duly authorized by all proper and necessary corporate or other action. Any consent or approval of stockholders, or of any agency or of any public authority, or of any other party required as a condition to the legal validity of this Agreement or the Loan Documents has been obtained.

      4.3  Authority of Guarantor. The Guarantor has full power and authority to enter into, to execute and deliver all of the Loan Documents and to incur the obligations provided for herein and in the Loan Documents, all of which have been duly authorized by all proper and necessary corporate or other action. Any consent or approval of stockholders, or of any agency or of any public authority, or any other party required as a condition to the legal validity of this Agreement or the Loan Documents has been obtained.

      4.4  Binding Agreement. This Agreement and the Loan Documents constitute the valid and legally binding obligations of the Borrower and the Guarantor enforceable in accordance with their terms; provided, that the enforceability of any provisions in the Loan Documents, or of any rights granted to the Bank pursuant thereto may be subject to and affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and that the right of the Bank to specifically enforce any provisions of the Loan Documents is subject to general principles of equity.

      4.5  Litigation. There are no suits pending or, to the knowledge of the Borrower or the Guarantor, threatened, against or affecting the Borrower or the Guarantor or any of the Borrower's or the Guarantor's assets which, if adversely determined, would have a material adverse effect on the condition, financial or otherwise, or business of the Borrower or the Guarantor and which have not been disclosed in writing to the Bank. There are no proceedings by or before any governmental commission, board, bureau or other administrative agency pending, or, to the knowledge of the Borrower or the Guarantor, threatened against the Borrower or the Guarantor, which, if adversely determined, would have a material adverse effect on the condition, financial or otherwise, or business of the Borrower or the Guarantor and which have not been disclosed in writing to the Bank. Notwithstanding the above, there are certain suits pending or threatened which are listed on Schedule 4.5 and which have been disclosed by the Borrower and the Guarantor to Bank ("Disclosed Suits").

      4.6  Conflicting Agreements. There is no charter provision or bylaw of the Borrower, and no provision(s) of any existing mortgage, indenture, contract or agreement binding on the Borrower or the Guarantor or affecting the Borrower's or any Guarantor's property, which would conflict with, be in contravention hereof, have a material adverse effect upon, or in any way prevent the execution, delivery, or performance of the terms of this Agreement or the Loan Documents.

      4.7  Financial Condition. The annual financial statements heretofore delivered to the Bank by the Borrower and the Guarantor have been prepared in accordance with generally accepted accounting principles, consistently applied, are complete and correct, and fairly present the financial condition and results of the Borrower and the Guarantor. There are no material liabilities, direct or indirect, fixed or contingent, of the Borrower or the Guarantor which are not reflected therein or in the notes thereto which would be required to be disclosed therein and there

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has been no material adverse change in the financial condition or operations of the Borrower since the date of such financial statements. The Borrower's and the Guarantor's assets are free of encumbrances of any material nature, except those disclosed in the aforementioned balance sheets and liens permitted under this Agreement.

      4.8  Taxes. The Borrower and the Guarantor have filed all federal, state and local tax returns required to be filed by the Borrower and the Guarantor and have paid all taxes shown by such returns to be due and payable on or before the due dates thereof. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction and the Guarantors and the officers of the Borrower know of no basis for any such claim.

      4.9  Licenses, Franchises, Etc. The Borrower and the Guarantor possess all material permits, approvals, licenses, franchises, patents, trademarks, service marks, trademark and service mark rights, trade names, trade name rights and copyrights necessary to conduct its business substantially as now conducted, and as proposed to be conducted, in each case subject to no mortgage, pledge, lien, lease, encumbrance, charge, security interest, title retention agreement or option which is not permitted by this Agreement to exist, and, without any known conflict with any such rights or assets of others.

      4.10  No Purchase of Margin Stock. No part of the proceeds received by the Borrower from the Loan will be used directly or indirectly for the purpose of purchasing or carrying, or for payment in full or in part of indebtedness which was incurred for the purposes of purchasing or carrying any margin stock, as such term is used and defined in Regulation U of the Board of Governors of the Federal Reserve System.

      4.11  Solvency. The present fair saleable value of the Borrower's assets is greater than the amount required to pay its total liabilities, the amount of Borrower's capital is adequate in view of the type of business in which it is engaged and the Borrower is able to pay its debts as they mature.

      4.12  Not a Successor. Except as set forth on Schedule 4.12 attached hereto, the Borrower has not, within the six (6) year period immediately preceding the date of this Agreement, changed its name, been the surviving corporation of a merger or consolidation, or acquired all or substantially all of the assets of any person, corporation, partnership or entity.

      4.13  Brokerage. There are no claims against the Borrower or the Guarantor for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of the Borrower or the Guarantor in connection with the transactions contemplated by this Agreement or based on any agreement or arrangement made by or on behalf of the Borrower and the Guarantor; and the Borrower or the Guarantor will defend, indemnify and hold the Bank harmless against any liability or expenses arising out of any such claim.

      4.14  Employee Benefit Plans. The Borrower has not incurred any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), has not incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto) in

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connection with any profit sharing, group insurance, bonus, deferred compensation, percentage compensation, stock option, severance pay, insurance, pension or retirement plan or other oral or written agreement or commitment relating to employment or fringe benefits or perquisites for employees, officers or directors of the Borrower (an "Employee Benefit Plan"), and no Employee Benefit Plan which is subject to ERISA had, as of its latest valuation date, accrued benefits (whether or not vested) the present value of which exceeded the value of the assets of such Employee Benefit Plan, based upon actuarial assumptions utilized for such Plan.

4.15 Subsidiaries. The Borrower does not have any subsidiaries except those subsidiaries identified on Schedule 4.15 attached hereto.

      4.16  Ownership and Liens. The Borrower and the Guarantor has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 4.7 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower and the Guarantor and none of their leasehold interests is subject to any lien, except such as may be permitted pursuant to Section 7.6 of this Agreement.

      4.17  Statutory Compliance. The Borrower and the Guarantor is in compliance, in all material respects, with all statutes, regulations, ordinances, directives, and orders of every federal, state, municipal or other governmental authority which has or claims jurisdiction over them, any of their assets, or any person in any capacity under which it would be responsible for the conduct of such person and does not use any of its assets in violation of any insurance policy carried by it.

      4.18  Full Disclosure. None of the information with respect to the Borrower or the Guarantor which has been prepared and furnished by the Borrower or the Guarantor to the Bank in connection with the transactions contemplated hereby is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not misleading.

ARTICLE V. AFFIRMATIVE COVENANTS OF BORROWER AND GUARANTOR. Until payment in full of the indebtedness now existing or hereafter incurred under this Agreement and the performance of all its obligations hereunder, the Borrower and the Guarantor agree that, unless the Bank shall otherwise consent in writing, the Borrower and/or the Guarantor (as applicable) shall:

5.1 Prompt Payment. Pay promptly when due all amounts due and owing to the Bank under this Agreement.

5.2 Use of Proceeds. Use the proceeds of the Loan only for the purposes set forth herein and will furnish the Bank such evidence as it may reasonably require with respect to such use.

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      5.3  Financial Statements. (a) The Borrower shall furnish the Bank within forty-five (45) days after the end of each fiscal quarter during Borrower's fiscal year with internally prepared consolidated quarterly (including year to date) financial statements of the Borrower and its Subsidiaries (as hereinafter defined), including a balance sheet and a profit and loss statement. All such statements shall be prepared in the format acceptable to the Bank, applied on a consistent basis, and shall include a quarterly comparison. The term "Subsidiary" shall mean any corporation, firm, association, entity or trust of which the Borrower shall at the time own directly or indirectly through one or more of its Subsidiaries, more than fifty percent (50%) of the outstanding shares of capital stock or shares of beneficial interest having ordinary voting power for the election of directors.

      (b)   The Borrower shall furnish the Bank within one hundred twenty (120) days after the close of each fiscal year (i) a consolidated statement of stockholders' equity and a statement of changes in financial position of the Borrower and its Subsidiaries for such fiscal year; (ii) a consolidated income statement of the Borrower and its Subsidiaries for such fiscal year; and (iii) consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year. All such annual statements shall be prepared in accordance with generally accepted accounting principles consistently applied, shall present fairly the financial position and result of operations of Borrower and its Subsidiaries. The annual financial statements of Borrower and its Subsidiaries shall be prepared on an audited basis, by an independent certified public accountant selected by Borrower and acceptable to the Bank. The Bank shall have the right, from time to time, to discuss the affairs of Borrower and its Subsidiaries directly with Borrower's accountant after reasonable notice to Borrower and opportunity of Borrower to be represented at any such discussions.

      (c)   The Borrower shall promptly deliver to the Bank upon receipt thereof, copies of any reports submitted to Borrower by Borrower's accountants in connection with any examination of the financial statements of Borrower and its Subsidiaries made by such accountants.

      (d)   The Borrower shall promptly furnish the Bank, with all financial and other information filed with the Securities and Exchange Commission or furnished to the Borrower's stockholders, including reports on Forms 10-KSB, 10-QSB and 8-K, annual reports and proxy materials.

      (e)   The Borrower shall furnish the Bank within forty-five (45) days after the end of each fiscal quarter of the Borrower with a fully executed compliance certificate substantially in the form of compliance certificate attached hereto as Schedule 5.3(e) (the "Compliance Certificate") on a quarterly basis.

(f) Furnish the Bank with such other financial information or reports as the Bank may reasonably request.

5.4 Maintenance of Existence. Take all necessary action to maintain the Borrower's and the Guarantor's existence, including the filing of required reports and tax returns with the

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Secretary of State of the State of New Hampshire and with the appropriate authorities in any other state where required.

      5.5  Maintenance of Property, Plant and Equipment. Maintain the Borrower's and the Guarantor's property, plant and equipment in good working order, subject only to reasonable wear and tear and make all necessary repairs thereto and replacements therefor so that operations may be properly conducted in accordance with prudent business management. The Borrower and the Guarantor shall take all reasonably necessary steps to keep its property, plant and equipment in good operating condition and repair (reasonable wear and tear excepted) and free of unpermitted liens.

      5.6  Maintenance of Insurance. During the term of this Agreement, the Loan Documents and any modifications, amendments, extensions, replacements or renewals thereof, the Borrower and the Guarantor will maintain insurance as follows:

(a) The Borrower will provide and maintain insurance in full force and effect and will deposit binders or certificates of insurance with the Bank for the following:

(i)

Public liability insurance in such amount and with such coverage as is required by the Bank, including, if requested by the Bank, liability insurance on vehicles owned or operated by the Borrower and/or the Guarantor;

(ii)	Worker's compensation insurance as required by statute;

(iii)	Fire and broad form extended coverage in an amount not less than one hundred percent (100%) of the full replacement value of the Collateral; and

(iv)	Such other hazard insurance as the Bank may reasonably request including, but not limited to, business interruption, flood insurance (and boiler insurance.

(b) All such insurance:

(i)	Shall be issued in such amounts and by such companies satisfactory to the Bank and authorized to do business in the State of New Hampshire (unless otherwise agreed to by the Bank);

(ii)	Shall show the Borrower, the Guarantor and the Bank as insureds, as their interests may appear, or, where appropriate, showing the Bank as an additional named loss-payee and/or named insured; and

(iii)	Shall contain provisions providing for thirty (30) days prior written notice to the Bank of any intended cancellation.

(c) All premiums for insurance policies required hereunder shall be fully paid when due by the Borrower or the Guarantor. The Bank may, at its option, require the Borrower or the


Guarantors to pay such sums to the Bank on a monthly basis as would permit the Bank to pay such premiums in full when due out of such funds.

      5.7  Inspection by the Bank. Upon prior reasonable notice (other than in emergencies when no notice shall be required), permit any person designated by the Bank to inspect any of its properties, including its books, records, and accounts (and including the making of copies thereof and extracts therefrom).

      5.8  Prompt Payment of Taxes. Accrue the Borrower's and the Guarantor's tax liability in accordance with usual accounting practice and pay or discharge (or cause to be paid or discharged) as they become due all taxes, assessments, and government charges upon its property, operations, income and products (as well as all claims for labor, materials or supplies), which, if unpaid might become a lien upon any of its property; provided, that the Borrower and/or the Guarantor (as applicable) shall, prior to payment thereof, have the right to contest such taxes, assessments and charges in good faith by appropriate proceedings so long as the Bank's interests are protected by bond, letter of credit, escrowed funds or other appropriate security or adequate reserves have been established therefor.

      5.9  Notification of Default Under This and Other Loan or Financing Arrangements. Promptly notify the Bank in writing of the occurrence of any Event of Default under this Agreement (or any occurrence that would, with the passage of time, constitute an Event of Default) or any other loan, bond or financing arrangement.

      5.10  Notification of Litigation. Promptly notify the Bank in writing of any litigation that has been instituted or is pending or threatened involving aggregate amounts of One Hundred Thousand Dollars ($100,000) or more or the outcome of which might have a material adverse effect on the Borrower's or the Guarantor's continued operations or condition, financial or otherwise.

      5.11  Notification of Governmental Action. Promptly notify the Bank in writing of any material governmental investigation or proceeding that has been instituted or is pending or threatened and the outcome thereof, including without limitation, material matters relating to the federal or state tax returns of the Borrower, compliance with the Occupational Safety and Health Act, or proceedings by the Treasury Department, Labor Department, or Pension Benefit Guaranty Corporation with respect to matters affecting employee welfare, benefit or retirement programs.

      5.12  Notification of Material Adverse Change. Promptly notify the Bank in writing of (a) any material adverse changes in the business prospects or financial condition of the Borrower or the Guarantor; and (b) any accounting rule change that would have a material adverse effect on the business or financial condition of the Borrower.

      5.13  Maintenance of Records. Keep adequate records and books of account, in which appropriate entries will be made in a manner reasonably acceptable to the Bank and consistently applied, reflecting all financial transactions of the Borrower required to be stated therein.


      5.14  Compliance With Laws; Environmental Matters. Comply in all material respects with all applicable material laws, rules, regulations, and orders; provided, however, that Borrower shall be entitled to contest the same in good faith so long as such action does not have an adverse effect upon the Bank's rights hereunder or the security furnished therefor. Without limiting in any manner the scope or generality of the foregoing, each of the Borrower and the Guarantor agrees to comply with all federal, state and other laws and regulations regarding the generation, treatment, storage, disposal or transportation of hazardous waste or materials, as defined under applicable federal and state law; and agrees to defend, indemnify and hold the Bank harmless from and against any and all liabilities, costs and expenses (including reasonable attorneys' fees) attributable to or in any way connected with the failure to comply with such laws and regulations.

      5.15  Accounts and Deposits. The Borrower hereby agrees to maintain all of its main operating and deposit accounts with the Bank during the term of this Agreement, including, without limitation, those for the maintenance of business, cash management and/or collection, lockbox services, operating and administrative deposit accounts. The Borrower hereby authorizes the Bank to charge such accounts directly for payments of principal, interest and fees due under the Loan Documents. The Borrower shall also compensate the Bank for certain services to be provided to the Borrower by the Bank through the payment of the Bank's standard service charges, such services to include monthly checking account activity, cash management services and electronic funds transfers.

5.16 Appraisals. The Bank shall have the right to appraise all of Borrower's assets at reasonable times and upon reasonable notice and at reasonable frequency at the expense of the Borrower.

      5.17  Subordination of Sums Payable. All of the Borrower's obligations, if any, to any of the Guarantor, any of its Subsidiaries, and shareholders, officers or directors of the Borrower for borrowed money shall be subordinated to the Borrower's performance of its obligations to the Bank with respect to the Loan.

      5.18  Maintenance of Selected Financial Ratios and Measures. Maintain or achieve the following financial ratios or measures determined or computed in accordance with GAAP with respect to the Borrower on a consolidated basis:

      (a)   Basic Fixed Charge Coverage Ratio. Maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.2: 1.0. "Basic Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA plus lease expense and rent expense minus the sum of taxes paid and dividends, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long term debt and the current portion of capitalized lease obligations. "EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income tax expense, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges. Eminent domain related expenses would be deemed an extraordinary expense in calculating this ratio for compliance purposes. (Note: for purposes of calculating this ratio for pricing pursuant to Section 3.2 hereof, eminent domain related expenses [identified as "taking and other expenses" on its financial statements] would NOT be deemed an


extraordinary expense.) This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements from the Borrower, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the date 12 months prior to the current financial statement.

      (b)   Tangible Net Worth. Maintain on a consolidated basis Tangible Net Worth equal to at least $25,000,000 plus new equity issuance, if any. Tangible Net Worth is stockholders' equity less intangible assets.

      (c)   Funded Debt to Capital Ratio. Maintain on a consolidated basis a ratio of Funded Debt to Capital not exceeding 65%. Funded Debt is interest bearing debt. Capital is Funded Debt plus Tangible Net Worth.

5.19 Line of Credit Balance. Maintain a Debit Balance, as defined in the Note, of not more than the maximum principal sum provided for in such note or under this Agreement at any time.

ARTICLE VI. NEGATIVE COVENANTS OF BORROWER AND GUARANTOR. Until payment in full of the indebtedness now existing or hereafter incurred under this Agreement and the performance of all obligations hereunder, the Borrower and the Guarantor (as applicable) will not, without the express prior written consent of the Bank, engage in the following:

      6.1  Nature and Scope of Business. The Borrower and the Guarantor shall not enter into any type of business other than that in which it is presently engaged, or otherwise significantly change the scope or nature of its business.

      6.2  Merger, Consolidation or Acquisitions. The Borrower and the Guarantor shall not be a party to any merger, consolidation or any other reorganization, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any person, partnership, corporation or entity; provided, however, that the Borrower may invest in direct obligations of the United States of America or in certificates of deposit in the Bank. Notwithstanding the foregoing, the Bank hereby consents to the acquisition by purchase, lease or otherwise of the assets or capital stock of any person, partnership, corporation or entity so long as (a) such assets or capital stock are of a regulated utility, (b) there is no default under the Loan Documents, and (c) immediately prior to such acquisition, the Borrower shall have delivered to the Bank a Compliance Certificate (i) covering the period of the prior four full fiscal quarters giving pro forma effect to such acquisition evidencing that the Borrower is in pro forma compliance with the financial covenants set forth in Section 5.18 hereof, and (ii) covering the period of the future four full fiscal quarters giving a projected pro forma effect to such acquisition reflecting that the Borrower will be in pro forma compliance with the financial covenants set forth in Section 5.18 hereof.

      6.3  Sale or Disposition of Assets. The Borrower and the Guarantor shall not sell, lease, transfer or otherwise dispose of all or, in the opinion of the Bank, a substantial portion of the Borrower's or the Guarantor's assets and properties, except in the ordinary course of business.


      6.4  Additional Indebtedness. The Borrower and the Guarantor shall not incur indebtedness annually for borrowed money (or lease expense or issue or sell any of its bonds, debentures, notes or similar obligations) except:

(a) Borrowings under this Agreement;

(b) Other obligations to the Bank;

(c) Borrowings used to prepay in full borrowing under this Agreement;

(d) Trade debt incurred in the ordinary course of business; and

      (e)   Tax exempt bond financing or state revolving loans made available by the State of New Hampshire to the Borrower or the Guarantor, provided that in either instance the financing or loan is on an unsecured basis and the Bank is given prior written notice of such financing; and

(f) Borrowings disclosed to the Bank in the financial statements previously delivered to the Bank described in Section 4.7.

      6.5  Guaranties, Endorsement and Contingent Liabilities. The Borrower and the Guarantor shall not guarantee, endorse or otherwise become absolutely or contingently liable for the obligations of any other person, partnership, corporation or other entity except the Borrower may guaranty obligations of its wholly owned subsidiaries provided the same does not result in a default under the Loan Documents.

      6.6  Liens and Mortgages. The Borrower and the Guarantor shall not, except in the ordinary course of its business consistent with past practice, incur, create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of their respective assets, now or hereafter owned, other than (a) the security interests, liens or mortgages, granted to the Bank pursuant to the Loan Documents; (b) deposits under Workmen's Compensation, Unemployment Insurance and Social Security laws; (c) liens imposed by law, such as carriers, warehousemen's or mechanic's liens and other liens incurred in good faith in the ordinary course of business.

      6.7  Loan and Advances. The Borrower shall not make any loans or advances to any individual, firm or corporation in excess of the aggregate amount of $25,000, including, without limitation, any parent, affiliate, Subsidiaries, shareholders, directors, officers and employees; provided, however, that the Borrower may make advances to (a) Subsidiaries; and (b) the employees of the Borrower and any of its Subsidiaries, including their officers, with respect to reasonable expenses incurred by such employees, which expenses are reimbursable by the Borrower or its Subsidiaries and directly related to the conduct of the business of the Borrower or its Subsidiaries.

      6.8  Conversion; Capital Structure; Acquisition of Stock. The Borrower and the Guarantor shall not materially alter, amend or convert the Guarantor's form of organization, capital structure or purchase, obligate itself to purchase, redeem or otherwise acquire for value any of its outstanding capital stock or any other of its equity securities.


6.9 Investments. Except as permitted under Section 6.2, the Borrower shall not invest in or purchase any stock or securities of any individual, firm, or corporation.

ARTICLE VII. CONDITIONS PRECEDENT TO MAKING OF LOAN

7.1 Conditions Precedent to Initial Disbursement.

      (a)   The obligation of the Bank to make the Loan and make disbursements of the proceeds of the same to the Borrower is subject to the satisfaction by the Borrower or its representatives of the following conditions precedent (unless waived by the Bank in each particular instance):

(i)

The Borrower's and the Guarantor's warranties and representations as contained herein shall be accurate and complete, in all material respects, as of the date of Closing and as of the date of each subsequent disbursement (if any).

(ii) The Borrower and the Guarantor shall not be in default under any of the covenants contained herein as of the date of Closing and as of the date of each disbursement.

(iii)

The Borrower and the Guarantor shall have executed and delivered all of the Loan Documents as described herein. Without limiting the foregoing, the Borrower shall have delivered to the Bank all of those items identified as "Borrower's and the Guarantor's Documents" on the Closing Agenda attached hereto as Schedule 7.1(a)(iii) and made a part hereof, all of which must be reasonably acceptable, in form and substance, to the Bank, unless waived in a particular instance by the Bank.

(b) Without limiting in any manner the scope or generality of the foregoing, certain of said items are more particularly described as follows:

(i) All of the Borrower's obligations, if any, shall have been subordinated to the Borrower's performance of its obligations to the Bank with respect to the Loan in accordance with Section 5.17 hereof.

(ii) The Borrower shall pay the costs and fees of the Bank hereinbefore described herein.

(iii)

Counsel to the Borrower and the Guarantor shall deliver an opinion to the Bank to the effect that (A) the Borrower and the Guarantor is a business corporation duly organized and validly existing under the laws of the State of New Hampshire and is duly qualified to do business in all jurisdictions in which the nature of its business or assets make such qualification necessary; (B) that the Borrower and the Guarantor has duly authorized the execution, delivery and performance of the Loan Documents; (C) that the Loan Documents constitute valid and binding


obligations of the Borrower and the Guarantor enforceable in accordance with their terms; (D) that the Borrower's and the Guarantor's entrance into the obligations evidenced by the Loan Documents does not constitute a breach of the articles of incorporation or bylaws of the Borrower or the Guarantor or any other arrangements or agreements by which the Borrower or the Guarantor is bound and that the Borrower's and the Guarantor's entrance into and performance of the Borrower's loan obligations and the Guarantor's guaranty thereof will not require any further approvals or consents; (E) that there is neither pending nor, to the knowledge of such counsel, threatened any litigation, administrative proceedings or investigations that would have a material adverse effect on the Borrower or the Guarantor or the Borrower's or the Guarantor's condition, financial or otherwise; and (F) addressing such other matters as the Bank may request.

(v) The Bank shall have received evidence of insurance as required by Section 5.6 hereof.

(c) Borrower shall furnish the Bank with such other documents, opinions, certificates, evidence and other matters as may be requested by the Bank at or prior to Closing.

7.2 Subsequent Borrowing. The obligation of the Bank to make each Loan to be made by it hereunder (including the initial Loan) is subject to the following conditions precedent:

(a) At the time of each Loan (as evidenced by a certificate executed on behalf of the Borrower if the Bank shall so require):

(i) The Borrower and the Guarantor shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement which are binding on it;

(ii)

There shall exist no Event of Default as defined in this Agreement or no event (including an event caused by such Loan) which would be an Event of Default but for the requirement that notice be given or time elapse or both;

(iii) The representations and warranties contained in this Agreement shall be true and correct as of the date of such Loan; and

(iv)

There shall have been no material adverse change (in the Bank's reasonable judgment) in the Borrower's financial condition as evidenced by the financial information submitted to the Bank pursuant to this Agreement.

(b) All of the Loan Documents shall remain in full force and effect and the validity of any Loan Document shall not have been contested.

      7.3  Disbursement of the Loans. The Bank shall credit the proceeds of the Loan to the deposit accounts of the Borrower with the Bank for the benefit of the Borrower or as otherwise directed in writing by the Borrower, including payments to third parties through electronic funds


transfers. Advances under the Line of Credit shall (1) be made in accordance with the disbursement procedures set forth in the Line of Credit Note; (2) shall not cause the Debit Balance, as defined in the Line of Credit Note, to exceed Sixteen Million Dollars ($16,000,000); provided, however, the availability under the Line of Credit for direct borrowings shall be reduced by the aggregate face amount of all outstanding Letters of Credit issued by the Bank or its affiliate for the account of the Borrower; and (3) shall be for a purpose defined in Article II herein.

ARTICLE VIII. EVENTS OF DEFAULT; ACCELERATION; REMEDIES

      8.1  The occurrence of any one or more of the following events shall constitute an event of default (an "Event of Default") after the expiration of applicable notice and cure periods, if any, under this Agreement:

      (a)   If any statement, representation or warranty made by the Borrower or any of the Guarantors herein or in the Loan Documents shall prove to have been false or misleading when made, or subsequently becomes false or misleading, in any materially adverse respect.

      (b)   Default by any Borrower in payment within ten (10) business days of the due date of any principal or interest called for under its payment obligations with respect to any Loan, the Swap Agreement and/or any of the other Loan Documents within any applicable grace period, if any.

      (c)   Default by the Borrower, any of its Subsidiaries or the Guarantor, in any material respect, in the performance or observance of any of the other provisions, terms, conditions, warranties or covenants of the Loan Documents.

      (d)   Default by the Borrower or any of its Subsidiaries, not cured within any applicable cure period, in the payment or performance of any other obligations due the Bank or any affiliate thereof, whether created prior to, concurrent with, or subsequent to obligations arising out of the Loan Documents (including without limitation, the Swap Agreement).

      (e)   Default by the Borrower or any of its Subsidiaries, not cured within any applicable cure period, of any other obligation for borrowed monies or any lease in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more.

      (f)   The dissolution, termination of existence, merger or consolidation of the Borrower, any Subsidiary or the Guarantor or a sale or taking by eminent domain of all or a material portion of the assets of the Borrower or any of its Subsidiaries or the Guarantor out of the ordinary course of business without the prior written consent of the Bank.

(g) The transfer of the majority voting capital stock of the Borrower or any of its Subsidiaries.

(h) The Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or any of its property, (ii) admit in writing its


inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or (vi) offer or enter into any composition, extension or arrangement seeking relief or extension of its debts.

      (i)   Proceedings shall be commenced or an order, judgment or decree shall be entered, without the application, approval or consent of any Borrower or any Subsidiary, in or by any court of competent jurisdiction, relating to the bankruptcy, dissolution, liquidation, reorganization or the appointment of a receiver, trustee or liquidator of any Borrower or any Subsidiary, of all or a substantial part of its assets, and such proceedings, order, judgment or decree shall continue undischarged or unstayed for a period of sixty (60) days.

      (j)   Any lien created under the Loan Documents for any reason ceases to be or is not a valid and perfected first priority lien or any material provision of this Agreement or any of the Loan Documents shall for any reason cease to be valid or binding on the Borrower or the Guarantor (as the case may be) or any such party shall so claim in writing to the Bank.

      (k)   A final and unappealable judgment for the payment of money, in excess of One Hundred Thousand Dollars ($100,000) shall be rendered against any Borrower or any Subsidiary and the same shall remain undischarged for a period of thirty (30) days, during which period execution shall not be effectively stayed.

      (l)   The Borrower assigns this Agreement (or its rights or duties hereunder), or if the assets of the Borrower or the Guarantor are conveyed or transferred in any way, except in the ordinary course of business, or encumbered in any way without the prior written consent of the Bank except as otherwise permitted in this Agreement.

(m) The assets of the Borrower or the Guarantor or any material portion thereof are taken by eminent domain.

      (n)   Any attachment or mechanic's, laborer's, materialman's architect's, artisan's or similar statutory liens or any notice thereof in excess of an aggregate amount of $25,000 shall be filed against the assets of the Borrower or the Guarantor and shall not be discharged within thirty (30) days of such filing.

(o) The Loan is hereby cross-defaulted as more fully set forth in Section 2.9 hereof.

      8.2  Upon the occurrence of any Event of Default (which, in the case of an event of default listed in Sections 8.1 (a), (c), (d) or (e) remains unremedied for a period of thirty (30) days after the earlier of the date of notice thereof to the Borrower by the Bank or the date either Borrower becomes aware of such default), the Bank's commitment to make further loans under this Agreement or any other agreement with the Borrower will immediately cease and terminate and, at the election of the Bank, all of the obligations of the Borrower to the Bank under this Agreement will immediately become due and payable without further demand, notice or protest,


all of which are hereby expressly waived. Thereafter, the Bank may proceed to protect and enforce its rights, at law, in equity, or otherwise, against the Borrower, and any other endorser or guarantor of the Borrower's obligations, either jointly or severally, and may proceed to liquidate and realize upon any of its security in accordance with the rights of a secured party under the Uniform Commercial Code, or any Loan Document, any agreement between the Borrower and the Bank relating to the Loan, or any other agreement between any guarantor or endorser of the Borrower's obligations to the Bank hereunder.

ARTICLE IX. MISCELLANEOUS PROVISIONS

      9.1  Entire Agreement; Waivers. This Agreement and the Loan Documents together are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and Loan Document. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in the Loan Documents. The Loan Documents may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and Bank. The Bank's failure to exercise or enforce any of its rights, powers or privileges under this Agreement or the Loan Documents shall not operate as a waiver thereof. In the event of any conflict between the terms, covenants, conditions and restrictions contained in the Loan Documents, the term, covenant, condition or restriction which confers the greatest benefit upon the Bank shall control. The determination as to which term, covenant, condition or restriction is more beneficial shall be made by the Bank in its sole discretion.

      9.2  Remedies Cumulative. All remedies provided under this Agreement and the Loan Documents or afforded by law shall be cumulative and available to the Bank until all of the Borrower's obligations to the Bank have been paid in full.

      9.3  Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein and in certificates delivered in connection herewith shall be deemed to have been relied on by the Bank, notwithstanding any investigation made by the Bank or in its behalf, and shall survive the execution and delivery of this Agreement and the Loan Documents until payment in full of the Loan. All such covenants, agreements, representations and warranties shall be joint and several obligations of the Borrower and bind and inure to the benefit of the Borrower's and the Bank's successors and assigns, whether so expressed or not.

      9.4  Governing Law; Jurisdiction. This Agreement and the Loan Documents shall be construed and their provisions interpreted under and in accordance with the laws of the State of New Hampshire (excluding the laws applicable to conflicts or choice of law). The Borrower and the Guarantors, to the extent they may legally do so, hereby consent to the jurisdiction of the courts of the State of New Hampshire and the United States District Court for the State of New Hampshire, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waive any and all objections they may have to jurisdiction or venue in any such courts. THE BORROWER, THE GUARANTOR AND THE BANK MUTUALLY HEREBY


KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER AND EACH GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, ENHANCED COMPENSATORY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER AND EACH GUARANTOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN.

      9.5  Assurance of Execution and Delivery of Additional Instruments. The Borrower agrees to execute and deliver, or to cause to be executed and delivered, to the Bank all such further instruments, and to do or cause to be done all such further acts and things, as the Bank may reasonably request or as may be necessary or desirable to effect further the purposes of this Agreement and the Loan Documents. Without limiting the foregoing, given the fact that certain of the permits and licenses are not transferable without the consent of certain public authorities, the Borrower agrees to fully cooperate in facilitating the transfer of the same to the Bank or its successors upon an Event of Default hereunder. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

      9.6  Waivers and Assents. With the exception of specific notices provided in the Loan Documents (if any), the Borrower and any Guarantor or endorser of the Borrower's obligations to the Bank hereunder hereby waive, to the fullest extent permitted by law, demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description with respect both to the Loan Documents and Collateral. The Borrower and the Guarantors assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Bank may deem advisable. Any demand upon or notice to the Borrower that the Bank may be required or may elect to give shall be mailed by registered or certified mail,


return receipt requested, postage prepaid and shall be effective on the date of the first attempted delivery thereof by the U.S. Postal Service, as shown on the registered or certified mail return receipt for such notice addressed to the Borrower at their address as set forth at the beginning of the Agreement.

      9.7  No Duty of the Bank With Respect to the Collateral. The Bank shall have no duty as to the collection or protection of Collateral security furnished to it hereunder or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto, beyond the safe custody thereof.

9.8 Election of the Bank. The Bank may exercise its rights with respect to the Collateral without resorting or regard to other collateral or sources of reimbursement for the liabilities.

      9.9  Assignment by the Bank. Bank shall have the unrestricted right at any time or from time to time, and without the Borrower's or any Guarantor's consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and the Borrower and each Guarantor agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing assignment to the Assignee provided the same does not modify the terms of the Loan other than to change the lender. In addition, at the request of Bank and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees, provided that Bank shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information.

      The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower or any Guarantor, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Bank's obligation to lend hereunder and/or any or all of the Loan held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and


the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective assignees and Participants, provided that the Bank shall require any such prospective assignee or Participant to agree in writing to maintain the confidentiality of such information.

      9.10  Expenses; Proceeds of Collateral. The Borrower shall pay on demand all reasonable expenses of the Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with Bank's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral. Without limiting the foregoing, the Bank shall have the right to recover its out-of-pocket costs in connection with the administration of the Loan, and to recover its out-of-pocket costs and/or collect fees in connection with requests for consents and waivers of compliance with covenants, or other material changes in the Loan. After deducting all of said expenses and the reasonable expenses of retaking, holding, preparing for sale, selling and the like, the residue of any proceeds of collections of sale of the Collateral shall be applied to the payment of principal of or interest on the Loan in such order or preference as the Bank may determine, and any excess shall be returned to the Borrower (subject to the provisions of the Uniform Commercial Code) and the Borrower shall remain liable for any deficiency.

      9.11  The Bank's Right of Setoff. The Borrower and the Guarantor hereby grant to the Bank, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of the Bank or Bank of America Corporation (and their successors and assigns), or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by the Borrower and the Guarantor), the Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any Guarantor even though unmatured and regardless of the adequacy of the collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.


IN WITNESS WHEREOF, the BANK and the BORROWER have executed this Agreement by their duly authorized officers.

FLEET NATIONAL BANK

/s/ Camille Holton Di Croce	By: /s/ Mark L. Young

Witness	Mark L. Young, Its Duly
Authorized Senior Vice President

PENNICHUCK CORPORATION

/s/ Sharen A. Weston	By: /s/ William D. Patterson

Witness	William D. Patterson, Its Duly
Authorized Vice President, Treasurer
and Chief Financial Officer

STATE OF NEW HAMPSHIRE
COUNTY OF HILLSBOROUGH

      The foregoing instrument was acknowledged before me this 23rd day of March, 2005, by Mark L. Young, duly authorized Senior Vice President of FLEET NATIONAL BANK, a national bank organized under the laws of the United States, on behalf of same.

/s/ Camille Holton Di Croce

Justice of the Peace/Notary Public
My Commission Expires: January 23, 2007
Notary Seal

STATE OF NEW HAMPSHIRE
COUNTY OF HILLSBOROUGH

      The foregoing instrument was acknowledged before me this 22nd day of March, 2005, by William D. Patterson, duly authorized Vice President, Treasurer and Chief Financial Officer of PENNICHUCK CORPORATION, a New Hampshire corporation, on behalf of the same.

/s/ Bonalyn J. Hartley

Justice of the Peace/Notary Public
My Commission Expires: November 19, 2008
Notary Seal

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JOINDER OF GUARANTOR

      The undersigned, being the person or entity named as the Guarantor in the foregoing Loan Agreement, hereby join therein and agree to be legally and equitably bound by all of the terms, covenants, warranties, representations, conditions and other provisions thereof, this 22nd day of March, 2005.

PENNICHUCK WATER WORKS, INC.

/s/ Sharen A. Weston	By: /s/ William D. Patterson

Witness	William D. Patterson, Its Duly
Authorized Vice President, Treasurer
and Chief Financial Officer

STATE OF NEW HAMPSHIRE
COUNTY OF HILLSBOROUGH

      The foregoing instrument was acknowledged before me this 22nd day of March, 2005, by William D. Patterson, duly authorized Vice President, Treasurer and Chief Financial Officer of PENNICHUCK WATER WORKS, INC., a New Hampshire corporation, on behalf of the same.

/s/ Bonalyn J. Hartley

Justice of the Peace/Notary Public
My Commission Expires: November 19, 2008
Notary Seal


SCHEDULE 4.5

Litigation

1. Eminent Domain Proceeding.

      In November 2002, the Board of Alderman of the City of Nashua, New Hampshire (the "City") called for a referendum to authorize the City to pursue acquisition, by eminent domain proceeding or otherwise, of all or a portion of the water system currently serving the inhabitants of the City and "others." The City's voters passed the referendum in January 2003, and the City officially notified the Guarantors of the City's intention to acquire all or a portion of the Guarantors' plant and property in February 2003.

      The City filed a petition with the NHPUC in March 2004 asking the NHPUC to make a finding that it is in the public interest for the City to take all or a portion of the Guarantors' assets and requesting that the NHPUC determine what would constitute just compensation for the taking of such assets. In addition, the City filed similar petitions to take the assets of Pittsfield Aqueduct Company. The Guarantors challenged the extent of the assets that the City is seeking to take, arguing that the City does not have the authority to take those assets of the Guarantors that are not necessary to provide service in the City.

      In December 2004, the NHPUC ruled in public deliberations that the property of PEU and Pittsfield Aqueduct Company may not, as a matter of law, be taken by the City of Nashua. The NHPUC also stated that while the City may pursue a taking against PWW, the extent of the Company's assets that may be subject to a taking is a question of fact that will be determined by the NHPUC. The NHPUC released the text of its deliberations but has not yet issued its order, which, once issued, may be appealed. Moreover, the schedule for NHPUC hearings on this factual issue, on the public interest question, and on just compensation has not been set.

      If the City is successful in obtaining a determination by the NHPUC that it should be allowed to take some or all of the Company's assets, the City is not required under New Hampshire law to complete the taking and could ultimately choose not to proceed with the purchase of the assets. The Company cannot predict the ultimate outcome of these matters. It is possible that, if the acquisition efforts of the City are successful, PWW's financial position would be materially impacted.

      Prior to the City's filing of its eminent domain case at the NHPUC, PWW filed a Petition for Declaratory Judgment in New Hampshire Superior Court seeking a determination that the City had waited too long to seek condemnation authority from the NHPUC after obtaining a public vote in November 2002 regarding municipalization of water utility assets, a determination that the statute relied upon by the City was unconstitutional on a number of grounds and, that the assets that the City sought to take in the NHPUC proceeding exceeded the assets that may properly the subject of an attempted taking by the City. The Superior Court ruled adversely to PWW on a number of these issues, deferred to the NHPUC as to the assets that City could seek


to acquire, and determined that one of the constitutional claims raised by PWW should be addressed only after the NHPUC proceeding had concluded. PWW has appealed the Superior Court ruling to the New Hampshire Supreme Court.

2.   Rate Case. In connection with an application for a rate increase by PWW, PWW reached a settlement with the NHPUC at a staff hearing in March, 2005.  A hearing on the settlement is scheduled for April 5, 2005 and a written order regarding PWW's filing is expected prior to the end of April, 2005.

3. Migdalia Castacio m/n/f Xavier Castacio v. Pennichuck Water Works, Inc, State of New Hampshire Superior Court, Hillsborough County, Southern District.

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SCHEDULE 4.12

Date	Community Water System	Location	Acquired From
3/1999	Little Pond	Bedford	Little Pond of Bedford LLC
3/1999	Sweet Hill	Plaistow	L.J. DiPalma
1/2000	Wesco	Hooksett	Riverview Land Corporation
3/2000	Cabot Preserve	Bedford	Prescott Investment Corporation
2/2002	Valleyfield	Plaistow	Jennifer Realty Trust
6/2002	Badger Hill	Milford	Sevar NH Corporation
1/2004	Bartlett Commons	Amherst	Prescott Investments
1/2004	White Rock Senior	Bow	White Rock Development Corporation
8/2004	Castle Reach	Windham	Mesiti Development Corporation
1/2005	Lamplighter Village	Windham	Dunlap Woods Development Corporation
3/2005	Thurston Woods	Lee	Green & Company LLC

Notwithstanding anything to the contrary in the Loan Agreement to which this Schedule 4.12 is attached, Borrower makes no representation as to whether the above are acquisitions of all or substantially all of the assets of the selling entity. It may be that, in some or all of the above transactions, such acquisition was an acquisition of all or substantially all of the assets of the Seller.

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SCHEDULE 4.15

Subsidiaries

1. Pennichuck Water Works, Inc.
2. Pittsfield Aqueduct Company, Inc.
3. Pennichuck East Utility, Inc.
4. Pennichuck Water Service Corporation
5. The Southwood Corporation

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SCHEDULE 5.3(e)

Compliance Certificate

Fleet National Bank
1155 Elm Street
Manchester, NH 03101

Attention: Mark L. Young, Senior Vice President

Dear Mr. Young:

      Pursuant to the provisions of a certain Loan Agreement dated March __, 2005 (the "Loan Agreement") with respect to a certain $16,000,000 Line of Credit to Pennichuck Corporation (the "Borrower") from Fleet National Bank (the "Bank"), the undersigned hereby certifies as follows:

      1.   That the financial statements (the "Financial Statements") of the Borrower and/or Guarantors delivered to the Bank with this Certificate are true and accurate in all material respects for the periods covered therein as of the date hereof.

2. That the undersigned is a duly elected, qualified and acting __________________ of the Borrower and as such officer is authorized to make and deliver this Compliance Certificate.

      3.   That during the period set forth in the Financial Statements, the Borrower was in compliance with all financial covenants of the Loan Agreement. As of __________, 200__, the Tangible Net Worth was $_____; the Basic Fixed Charge Coverage Ratio was _____ to 1.0; and the ratio of Funded Debt to Capital was _____ to 1.0.

      4.   Based upon the above referenced Basic Fixed Change Coverage Ratio calculation (not including eminent domain related expenses as an extraordinary expense), the Borrowers' pricing tier is ____________________.

Tier	Basic Fixed Charge Coverage Ratio	Prime Applicable Margin: Line of Credit	LIBOR Applicable Margin: All Loans	Unused Fees

I	> 3.25 to 1.0	0%	1.00%	0.125%

II	> 1.75 to 1.0 but
	< or = 3.25 to 1.0	0%	1.25%	0.250%

III	< or = 1.75 to 1.0	0%	1.50%	0.375%

      5.   The representations and warranties contained in the Loan Agreement and the representations and warranties of the Borrower and Guarantor contained in each of the other Loan Documents are to the best of the Borrower's knowledge, true, correct and complete in every

<PAGE

material respect on and as of the date hereof with the same force in effect as though made on and as of the date hereof. All covenants contained in the Loan Agreement have been and continue to be met.

6. To the best of the Borrower's knowledge, no event has occurred or is continuing which constitutes a default or an Event of Default.

Capitalized terms not expressly defined herein are used herein with the meaning so defined in the Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate on this ____ day of _______________, 200__.

PENNICHUCK CORPORATION

By:

Witness	William D. Patterson, Its Duly
Authorized Vice President, Treasurer
and Chief Financial Officer


SCHEDULE 7.1(a)(iii)

Closing Agenda


CLOSING AGENDA

$16,000,000 Line of Credit
to
PENNICHUCK CORPORATION (the "Borrower")
guaranteed by
PENNICHUCK WATER WORKS, INC.
(the "Guarantor")
from
FLEET NATIONAL BANK (the "Bank")

March __, 2005

BORROWER'S AND GUARANTOR'S DOCUMENTS (Items 1-12 to be Delivered by Borrower and Counsel)

1.	PENNICHUCK CORPORATION - Certificate of Existence

2.	PENNICHUCK CORPORATION - Articles of Incorporation Certified by Secretary of State

3.	PENNICHUCK CORPORATION - Secretary's Certificate including Articles, Bylaws, Incumbency Certificate and Board of Directors Resolution (form provided - please complete and attach exhibits)

4.	PENNICHUCK WATER WORKS, INC. - Certificate of Existence

5.	PENNICHUCK WATER WORKS, INC. - Articles of Incorporation Certified by Secretary of State

6.	PENNICHUCK WATER WORKS, INC. - Secretary's Certificate including Articles, Bylaws, Incumbency Certificate and Board of Directors Resolution (form provided - please complete and attach exhibits)

7.	Updated Financial Statements - Borrower and Guarantor (Bank Has)

8.

Opinion of counsel to Borrower and Guarantor (See Section 7.1(b)(iv) of Loan Agreement) - please also include opinion regarding Borrower and Guarantor obtaining all necessary regulatory and PUC approvals to enter into loan documents

9.	UCC Search Reports (Bank Has)

10.	Original Promissory Notes to be Subordinated and Endorsed to the Bank Pursuant to Creditor Subordination Agreements (if any)

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11.	Completed Schedules to all Loan Documents (review each of the Bank's documents to determine which schedules need to be completed by the Borrower and Guarantor)

12.	Disbursement Authorization (form provided) and Payment of Bank fees and expenses

BANK'S DOCUMENTS (To be Prepared by Bank and its Counsel)

13.	Commitment Letter (Bank Has)

14.	Loan Agreement

15.	Promissory Note

16.	Guaranty Agreement (Pennichuck Water Works, Inc.)

17.	Creditor Subordination Agreement

18.	RSA 399-B Disclosure Statement

19.	Automated Line of Credit Sweep Agreement (Bank Generated Form)

20.	Automated Credit Sweep Service Agreement (Bank Generated Form)
